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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                           Filed by a Party other than the Registrant  ◻

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a‑6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a‑12

Sterling Real Estate Trust

d/b/a Sterling Multifamily Trust

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a‑6(i)(1) and 0‑11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0‑11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0‑11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No:

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	(4)	Date Filed:

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Additional Information Regarding Sterling Real Estate Trust’s Annual Meeting of Shareholders to be Held on June 25, 2020

Sterling Real Estate Trust issued the following press release on June 3, 2020, which relates to its proxy statement filed April 29, 2020, and furnished to its shareholders in connection with the solicitation of proxies for use at the 2020 Annual Meeting of Shareholders scheduled for June 25, 2020 at 6:00 pm.

Please note that no changes have been made to the body of the Proxy Statement.

This Supplement should be read in conjunction with the Proxy Statement.

For Immediate Release

Sterling Multifamily Trust Announces

Change to the Annual Meeting

Company Release – June 3, 2020

FARGO, NORTH DAKOTA – Due to the public health impact of the coronavirus outbreak (COVID-19) and to support the wellbeing of our investors, employees, and our community, the Board of Trustees has changed the location of the Sterling Multifamily Trust Annual Meeting.  The meeting will be hosted in a virtual format, utilizing remote communications only. Investors will not be able to attend the Annual Meeting in person. The meeting will continue to be held on June 25, 2020 at 6:00 p.m. Central Time.

Details regarding access to the virtual meeting have been distributed via mail to investors of record at the close of business on the record date of April 15, 2020. Investors that have not received this communication by June 10, 2020 should reach out to the Investor Relations and Communications Coordinator at (701) 205-1146.

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ABOUT STERLING MULTIFAMILY TRUST

Sterling Multifamily Trust is a registered, but unincorporated business trust formed in North Dakota to invest in primarily multifamily dwellings.  The Trust operates as an Umbrella Partnership Real Estate Investment Trust and holds all of its assets through Sterling Multifamily Properties, LLLP, which the Trust controls as General Partner.  For more company information, visit our website at www.smftrust.com or www.sec.gov.

Cellina Rufty Investor Relations and Communications Coordinator For Additional Information 1711 Gold Drive South, Suite 100 Fargo, ND 58103 (701) 205-1146

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